Exhibit 99.1

     Synagro Technologies, Inc. Reports First Quarter Revenue And Earnings

     HOUSTON--(BUSINESS WIRE)--May 3, 2006--Synagro Technologies, Inc. (Nasdaq:SYGR)(ArcaEx:SYGR)

                            Key First Quarter Results

     --   Revenue during the quarter increased 4.0 percent to $79.3 million

     -- Loss before benefit for income taxes for the quarter totaled $1.3 million

     -- Earnings before interest, taxes, depreciation and amortization totaled $9.5 million

     Synagro Technologies, Inc. (Nasdaq:SYGR)(ArcaEx:SYGR), (the "Company") announced today its results of operations for the three months ended March 31, 2006.
     Commenting on the results of the quarter, the Company's Chief Executive Officer, Robert C. Boucher, Jr. stated, "We are pleased with our first quarter results which are in-line with our internal expectations. For the quarter our top line revenue increased 4.0 percent over the prior year's quarter to $79.3 million, including a $6.2 million increase in our contract revenues and a $4.2 million increase in event revenues, partially offset by a decrease in design build revenues of $7.8 million as we have substantially completed the Honolulu dryer facility."
     "Operating income for the quarter totaled $3.5 million compared to $5.9 million reported last year. Our earnings before interest, taxes, depreciation and amortization for the quarter, excluding non-cash charges for share based compensation expense totaled $10.2 million compared to $11.2 million reported in the same period last year. This decrease is primarily due to an increase in general and administrative expense including $0.9 million of costs related to completion of the 2005 financial statement audit and audit of internal controls required by Section 404 of the Sarbanes-Oxley Act, $0.3 million of severance costs for changes in our region management, and other items.
     "Based on our actual results for the first quarter and our expectations for the remainder of the year, we remain comfortable with our 2006 expectations, which include revenues of approximately $325 million to $340 million, net income of approximately $9.0 million to $11.5 million, and EBITDA adjusted to exclude non-cash charges for share based compensation expense of approximately $60.0 million to $64.0 million."
     "During the quarter, we made substantial progress with our new facility development projects. Specifically, the Central Valley compost facility and the Providence Soil dewatering facility commenced operations in the quarter and the Honolulu dryer was substantially completed and is expected to commence operations in the second quarter of 2006. These three projects are expected to generate approximately $9.0 million of annual operating revenue after they commence operations. We also have been busy managing construction of the Kern composting facility, which is approximately 35 percent complete, and the Woonsocket incinerator expansion, which is approximately 31 percent complete. These two projects are expected to generate in excess of $14.0 million of annual operating revenue when they commence commercial operations, which we expect to occur by the first quarter of 2007."

     March 31, 2006 - First Quarter Financial Results

     Revenue for the quarter ended March 31, 2006, increased $3.1 million or 4.0 percent to $79.3 million from $76.2 million in the comparable period last year. Contract revenues increased $6.2 million due primarily to a $1.2 million increase in revenue from the startup of the Central Valley compost and Providence Soils dewatering facilities, a $1.2 million increase related to a disposal contract that started in the third quarter of 2005, an increase in volumes on existing contracts, and other contract changes. Event revenues increased $4.2 million due primarily to $1.9 million of revenue generated on a large clean water lagoon clean-out project that is being completed over a two year period, $1.3 million of emergency digester clean-out work, and other volume changes on event projects this year compared to last year. Design build construction revenues decreased $7.8 million primarily due to the decrease in construction revenue on the Honolulu dryer facility project that has been substantially completed.
     Gross profit for the quarter increased $0.2 million to $12.2 million compared to $12.0 million in the comparable quarter last year due to revenue mix changes associated with the increase in higher margin contract and event work and the decrease in lower margin design build construction work, partially offset by expected higher fuel and utility costs, an increase in repairs expense, and a $0.4 million increase in depreciation expense.
     Operating income for the quarter decreased $2.4 million to $3.5 million compared to $5.9 million in the comparable quarter last year. The decrease in operating income is primarily due to a $2.6 million increase in general and administrative expense. The increase in general and administrative expense is primarily due to $0.7 million of non-cash expense for share based compensation expense related to the issuance of restricted stock and the implementation of SFAS 123R in January 2006 which requires that the Company expense the fair value of employee stock options over the related service period, $0.9 million of costs related to completion of the 2005 audit, including the external audit of internal controls required by Section 404 of the Sarbanes-Oxley Act, $0.3 million of severance costs related to changes in regional management, an increase in commission and other incentive compensation, and other changes.
     Pre-tax loss for the quarter increased $0.7 million to $1.3 million from $0.6 million reported in the first quarter of 2005 due to the $2.4 million decrease in operating income described above, offset by a $1.7 million decrease in other expense, net related primarily to a $1.2 million decrease in interest expense, $0.2 million increase in interest income and $0.3 million of other income related primarily to gains from the increase in value of interest cap agreements. The decrease in interest expense relates to lower interest rates on debt refinanced in the second quarter of 2005.
     Benefit for income taxes for the quarter increased from $0.2 million to $0.5 million in 2006. The effective tax rate for the first quarter of 2006 was approximately 42 percent compared to 40 percent in the same period in 2005. The Company's tax provision is currently principally a deferred tax provision that will not significantly impact cash flow because of tax deductions that have historically exceeded book deductions and net operating loss carryforwards that are available to offset future taxable income.
     Net loss before preferred stock dividends totaled $0.8 million, or $(0.01) per diluted share, compared to $0.3 million, or $(0.13) per diluted share, for the same period in 2005. There were no preferred stock dividends in 2006 as all outstanding preferred stock was retired in connection with the refinancing of debt and equity offering in the second quarter of 2005.
     Earnings before interest, taxes, depreciation and amortization expense (EBITDA) for the quarter ended March 31, 2006, adjusted to exclude the $0.7 million non-cash charge for share based compensation expense (Adjusted EBITDA) totaled $10.2 million compared to $11.2 million in the comparable quarter last year primarily due to the changes in income from operations and other expense described above. See Note C to the attached financial statements for the reasons why management believes that EBITDA and Adjusted EBITDA are a useful financial measure and for a reconciliation of net income (loss) before preferred stock dividends to EBITDA and Adjusted EBITDA.
     Consistent with historical operating trends, the Company expects to report lower profits during the first and fourth calendar quarters than the second and third quarters as seasonal weather conditions prevent the Company from handling and processing customer materials in several geographic markets. Unseasonable or unusual weather conditions may materially impact the Company's results of operations and cash flow during the affected period.
     A reconciliation of all non-Generally Accepted Accounting Principles financial information disclosed herein is included in the notes to the attached financial statements.
     Synagro Technologies, Inc. believes that it is the largest recycler of biosolids and other organic residuals in the United States and it believes that it is the only national company focused exclusively on the estimated $8 billion organic residuals industry, which includes water and wastewater residuals. The Company serves approximately 600 municipal and industrial water and wastewater treatment accounts with operations in 37 states and the District of Columbia. The Company offers a broad range of water and wastewater residuals management services focusing on the beneficial reuse of organic, nonhazardous residuals resulting from the wastewater treatment process, including drying and pelletization, composting, product marketing, incineration, alkaline stabilization, land application, collection and transportation, regulatory compliance, dewatering, and facility cleanout services.

     Safe Harbor Statement

     This press release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties or other factors not under Synagro's control which may cause the actual results, performance or achievement of Synagro to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to: the risk that our stockholders may not receive the level of dividends provided for in the dividend policy adopted by our board or any dividends at all; unseasonable weather; changes in government regulations; the ability to find, timely close, and integrate acquisitions; changes in federal wastewater treatment and biosolid regulation; our ability to comply with federal, state and local environmental regulations or to maintain and obtain necessary permits; competition in the wastewater residuals management business; the risk of early termination of customer contracts; loss of significant customers; our ability to complete new facilities as scheduled; our level of debt and our ability to service our debt; our ability to obtain additional financing; our ability to maintain sufficient insurance; and the effect of the restrictions in our senior secured credit agreement on our operation. Other factors are discussed in Synagro's periodic filings with the Securities and Exchange Commission.


                      Synagro Technologies, Inc.
                 Consolidated Statement of Operations
                 For the Three Months Ended March 31
            (dollars in thousands, except per share data)
                             (unaudited)

                                      2006                2005
                               ------------------- -------------------
Revenue                         $79,278     100.0%  $76,214     100.0%
Cost of services (including
 depreciation)                   67,057      84.6%   64,176      84.2%
                               --------- --------- --------- ---------
   Gross profit                  12,221      15.4%   12,038      15.8%

General and administrative
 expenses (includes $0.7
 million and $0 million of
 share based compensation
 expense in 2006 and 2005,
 respectively)                    8,771      11.1%    6,169       8.1%
Gain on sale of assets              (35)      0.0%      (76)    (0.1)%
                               --------- --------- --------- ---------
   Income from operations         3,485       4.3%    5,945       7.8%

Interest expense                  5,268       6.6%    6,515       8.5%
Interest income                    (155)    (0.2)%       --        --%
Other, net                         (321)    (0.4)%       (3)    (0.0)%
                               --------- --------- --------- ---------
   Other expense, net             4,792       6.0%    6,512       8.5%
                               --------- --------- --------- ---------
Loss before provision for
 income taxes                    (1,307)    (1.7)%     (567)    (0.7)%
Benefit for income taxes           (546)    (0.7)%     (227)    (0.3)%
                               --------- --------- --------- ---------
Net loss before preferred
 stock dividends                   (761)    (1.0)%     (340)    (0.4)%
                                         =========           =========
Preferred stock dividends
 (Note A)                            --               2,272
                               ---------           ---------
   Net loss applicable to
    common stock                  $(761)            $(2,612)
                               =========           =========

Loss per share (Note B):
   Basic                         $(0.01)             $(0.13)
                               =========           =========
   Diluted                       $(0.01)             $(0.13)
                               =========           =========


Depreciation and amortization    $5,674       7.2%   $5,229       6.9%

Earnings before interest,
 taxes, depreciation and
 amortization ("EBITDA")
 (Note C)                        $9,480      12.0%  $11,177      14.7%

Adjusted EBITDA (Note C)        $10,190      12.9%  $11,177      14.7%

Note A: The Company's preferred stock accrued an eight percent dividend per annum through June 21, 2005. On June 21, 2005 the Company's preferred stock was converted to common stock and dividends were no longer accrued. Dividends totaled $2,272,000 during the three months ended March 31, 2005, of which $2,009,000 represents the eight percent dividend (noncash), and the remainder represents accretion of preferred stock and amortization of issuance costs.

Note B: The following summarizes reported basic and diluted earnings per share for the three months ended March 31, 2006, and 2005 (dollars in thousands, except share data):
                                                  2006        2005
                                               ----------- -----------
Basic loss per share:
---------------------
   Net loss before preferred stock dividends        $(761)      $(340)
   Preferred stock dividends                           --       2,272
                                               ----------- -----------
   Net loss applicable to common stock              $(761)    $(2,612)
                                               =========== ===========

   Loss per share-
   ---------------
   Loss per share -- basic                         $(0.01)     $(0.13)
                                               =========== ===========

   Weighted average shares outstanding         72,923,667  20,020,183
                                               =========== ===========

Diluted loss per share:
-----------------------
   Net loss before preferred stock dividends        $(761)      $(340)
   Less: Antidilutive effect of dividends and
    common stock equivalents                           --       2,272
                                               ----------- -----------
                                                    $(761)    $(2,612)
                                               =========== ===========

   Loss per share-
   ---------------
   Diluted loss per share, as calculated           $(0.01)     $(0.01)
   Less: Antidilutive effect of dividends and
    common stock equivalents                           --       (0.12)
                                               ----------- -----------
   Diluted loss per share, as reported             $(0.01)     $(0.13)
                                               =========== ===========

   Diluted shares outstanding                  74,077,642  62,066,509
   Less: Antidilutive effect of common stock
    equivalents                                 1,153,975  42,046,326
                                               ----------- -----------
                                               72,923,667  20,020,183
                                               =========== ===========

Basic earnings per share ("EPS") is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income before preferred stock dividends by the total of the weighted average number of common shares outstanding for the period, the weighted average number of shares of common stock that would be issued assuming conversion of the Company's preferred stock in 2005, and other common stock equivalents for options and warrants outstanding determined using the treasury stock method ("Diluted shares outstanding").

Diluted EPS for the three months ended 2005, has been adjusted to exclude preferred stock dividends and to exclude shares assuming conversion of the Company's preferred stock and for the three months ended March 31, 2006 and 2005, certain other common stock equivalents for options outstanding determined using the treasury stock method because diluted earnings per share was less dilutive than basic earnings per share ("antidilutive").

Note C: "EBITDA" is defined as earnings before interest, taxes, depreciation and amortization. Earnings are "net income before preferred stock dividends." EBITDA and Adjusted EBITDA are presented because the Company uses these measurements in evaluating its performance and the Company believes they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the water and wastewater business and because they are measures used by the Company's debt holders to determine compliance with financial ratios included in the Company's senior secured credit agreement. However, other companies in the Company's industry may calculate EBITDA and Adjusted EBITDA differently than the Company does. EBITDA and Adjusted EBITDA are not measures of performance under generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of the Company's operating performance or any other measure of performance or liquidity derived in accordance with generally accepted accounting principles. The following table reconciles net loss before preferred stock dividends to EBITDA and Adjusted EBITDA (dollars in thousands):

                           For the three months
                              ended March 31,        2006 Guidance
                           --------------------- ---------------------
                             2006       2005        Low        High
                           ---------- ---------- ---------- ----------

Revenue                                           $325,000   $340,000
                                                 ========== ==========

Net income (loss) before
 preferred stock dividends     $(761)     $(340)    $9,000    $11,500
    Interest expense           5,268      6,515     20,000     20,000
    Interest income             (155)        --         --         --
    Provision (benefit)
     for income taxes           (546)      (227)     6,200      7,700
    Depreciation and
     amortization              5,674      5,229     22,000     22,000
                           ---------- ---------- ---------- ----------
EBITDA                        $9,480    $11,177    $57,200    $61,200
    Share based
     compensation expense        710        ---      2,800      2,800
                           ---------- ---------- ---------- ----------
Adjusted EBITDA              $10,190    $11,177    $60,000    $64,000
                           ========== ========== ========== ==========


     CONTACT: Synagro Technologies, Inc., Houston
              Robert C. Boucher, Jr., 713-369-1700